EXHIBIT 99.9


           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                LICENSE AGREEMENT

                  This LICENSE AGREEMENT ("AGREEMENT"), dated September 30, 1996 ("EFFECTIVE DATE"), is made by and between the Panda Project, Inc. ("PANDA"), a corporation having its principal place of business at 901 Yamato Road, Boca Raton, Florida 33431, Stanford W. Crane, Jr. in his individual capacity ("Crane"), of Boca Raton, Florida, and LG Cable & Machinery Ltd. ("LGC"), a corporation having its principal place of business at 555, Hogye-dong, Dong an-gu, Anyang-shi, Kyungki-do 430-080, Korea.

                                    RECITALS

                  WHEREAS, Crane and Panda have developed a new connector technology referred to herein as the "Compass Design" and wish to grant specific, limited rights to this technology to LGC.

                  WHEREAS, LGC acknowledges that Crane and Panda have developed the "Compass Design," and LGC desires to acquire such rights as are specified in this Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of these premises, and the mutual undertakings, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the aforementioned parties agree as follows:

            1.00 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

            1.01 "EFFECTIVE DATE" means the date on which this Agreement is executed by all parties.

            1.02 "LICENSED PRODUCT" means any product which constitutes, incorporates or uses all or a portion of the Compass Design, Compass Design Technology or any improvement, modification, or derivative thereof.

            1.03 "COMPASS DESIGN" means the connector design developed by Crane and Panda for a high density connector as described in pending U.S. patent applications serial numbers ******************
******************************************************************
*******************, and all divisionals and continuations thereof.

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

            1.04 COMPASS DESIGN TECHNOLOGY" shall mean all technical information, developments, data, results, formulae, processes, and other information, developments, data, results, formulae, processes, and other information developed by Crane or Panda, including any patent application, patents, and trade secret information, and design improvements relating to the Compass design and which Crane or Panda, as the case may be, have the right to license.

            1.05 "CRANE PATENT RIGHTS" shall mean all patents including foreign counterparts, issuing from U.S. patent applications serial number
******************************************************
**************************************************, and all divisionals and continuations thereof.

            1.06 "ASSEMBLY EQUIPMENT" shall mean the equipment to be designed and developed by LGC for the manufacture of the Compass Design. "Assembly Equipment" does not include the plastic molds and contact pin dies.

            1.07 "AFFILIATE" shall mean any corporation, firm, partnership, proprietorship, individual or other form of business organization as to which control of the business shall be exercised by LGC, and any corporation, firm, partnership, proprietorship, individual, or other form of business organization in which LGC has a least a fifty percent (50%) ownership interest, or the maximum ownership interest it is permitted to have in the country where such business organization exists.

            1.08 "NET SALES PRICE" shall mean the price for Licensed Products sold or leased, used (including internal use) or otherwise transferred other than by sale (in which case the Net Sales Price attributable to such lease, use or other transfer shall be an amount corresponding to the most recent bona fide invoice or sale for the same or a comparable product) by LGC or LGC's Affiliates, less the following:

a. Reasonable shipping, installation and packing charges or allowances, if any, included in such amounts;

b. Reasonable trade, quantity, or cash discounts and brokers' or agents' commissions, but with respect to any of the preceding adjustments, only insofar as actually allowed or paid in connection with the sale in question;

c. Credits or allowances, if any, given or made on account of rejection or return of defective Licensed Products; and

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

d. Any tax or other governmental charge included in such amount, which is imposed directly on or measured by, the transfer across borders, the sale, lease or other transfer, transportation or delivery of such Licensed Products (other than income taxes).

                  If there is no such bona fide invoice or sale, the net Sales Price shall be **** of the fully allocated cost of production.

                  Licensed Products used in testing or as marketing samples to develop or promote Licensed Products shall not be subject to a royalty, provided the Licensed Products are supplied to the user at no cost, and as part of commercially normal sampling procedures.

            1.09 "ASSEMBLY EQUIPMENT TECHNOLOGY" shall mean all technical information, developments, data, results, formulae, processes, and other information, including patent applications, patents, and trade secret information, relating to the "Assembly Equipment."

DEVELOPMENT OF PRODUCTS AND ASSEMBLY EQUIPMENT

            2.00 DEVELOPMENT OF PRODUCTS AND ASSEMBLY EQUIPMENT. Each of Panda and LGC agrees to use its best efforts to commercialize products incorporating the Compass Design. Panda agrees to make its personnel reasonably available for collaboration with LGC upon LGC's request for the purposes of the design and development of the Assembly Equipment provided that Panda shall not be obligated to provide its personnel for more than 80 man hours under this Agreement, or a further amount of time as is mutually agreed to. LGC agrees to pay the reasonable costs and expenses of Panda personnel during such collaboration.

            2.01 INTELLECTUAL PROPERTY. Any intellectual property resulting form LGC's design and development of the Assembly Equipment will be owned by LGC. LGC hereby grants to Panda a non-exclusive perpetual worldwide license (without the right to grant sublicenses) under Assembly Equipment Technology and any LGC patent thereon developed by LGC to make, have made, use, import, sell, and offer to sell products covered by such Technology. Such license shall be fully paid up and shall survive any expiration or termination of this Agreement. Notwithstanding the foregoing, LGC shall have no rights to the Compass Design, Compass Design Technology or Crane Patent Rights except as set forth in Section
3.00 and 3.01.

            2.02 MANUFACTURE OF ASSEMBLY EQUIPMENT. LGC will be solely responsible for manufacture of the Assembly Equipment, including all costs associated with such manufacture. All Assembly Equipment built by LGC will be owned solely by LGC.

            2.03 SALE OF ASSEMBLY EQUIPMENT TO PANDA. LGC agrees to sell Assembly Equipment to Panda pursuant to a standard purchase and sale agreement entered into after good faith negotiations. The sale price to Panda shall be no less favorable than the sale price of similar equipment to entities unrelated to LGC and after taking into account the sales volume and delivery and payment terms for sales to such unrelated entities.

            2.04 RIGHT OF FIRST REFUSAL TO MANUFACTURE. Panda hereby grants LGC the right of first refusal, on a bid basis, to manufacture the Assembly Equipment for sale by Panda to Panda's customers. Under such right of first refusal, LGC shall have the right until three (3) years from Effective Date to submit a bid of each sale of Assembly Equipment (or, if Panda is selling Assembly Equipment to customers in a transaction including multiple sales, a bid for such transaction) by Panda setting forth the terms on which it will manufacture the Assembly Equipment for Panda. Panda shall notify LGC of such proposed sale or transaction and LGC shall have the right to 30 days thereafter to submit a bid to Panda. If LGC fails to submit a bid within such 30-day period or if Panda does not accept LGC's bid to manufacture the Assembly Equipment, Panda shall have the right to hire one or more third parties to manufacture the Assembly Equipment for use or sale by Panda; provided, however, that the terms upon which such third party agrees to manufacture the Assembly Equipment shall have been determined by Panda in its reasonable discretion to be more favorable than the terms (if any) offered by LGC. LGC shall have the right to manufacture and sell the Assembly Equipment within LGC, to an LGC Affiliate, or to any other Licensee of Panda for the Compass Design. Nothing herein shall require Panda to purchase the Assembly Equipment from LGC. Panda also has the right to manufacture the Assembly Equipment itself.

LICENSE GRANT, FEE, AND ROYALTY

            3.00 CRANE'S GRANT AND PANDA'S GRANT OF COMPASS DESIGN LICENSE. Subject to the terms of this Agreement, Crane and Panda hereby grant a non-exclusive world-wide license to LGC and its Affiliates to make, have made, use, import, sell and offer to sell products covered by the Compass Design, and the Compass Design Technology, including improvements to the foregoing. LGC does not

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

have the right to sublicense any of its rights under this Agreement. This license specifically excludes any rights to Compass Pin Grid Array ("Compass PGA") products, patents, or technology.

            3.01 ********************** CRANE'S LICENSE GRANT AND PANDA'S
LICENSE GRANT. The license granted to LGC by Crane and Panda in Section 3.00 shall be *********************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
************************************************Not withstanding the foregoing,
******************************************************************************
******************************************************************************
***********************************************************. This license specifically excludes any rights to Compass PGA products, patents, or technology.

            3.02 LICENSE FEE AND ROYALTIES.

            3.02(a) LICENSE FEE. In consideration for the licenses granted by Crane and Panda under Section 3.00, LGC will pay Panda and Crane a total fee of US ******************************** as an initial payment (the "License Fee" or "Initial Payment"). The US ******************************** will be vested in
Panda and Crane on the Effective Date and shall not be subject to any right of set-off or withholding, and shall be paid by LGC to Panda and Crane as follows:

              i) within 15 days of the Effective Date of this Agreement, LGC will pay to Panda and Crane US ********************* *****************;

              ii) at one year from the Effective Date of this Agreement, LGC will pay to Panda and Crane US ********************* *****************;

              iii) at two years from the Effective Date of this Agreement, LGC will pay to Panda and Crane US ********************* *****************;

              iv) at three years from the Effective Date of this Agreement, LGC will pay to Panda and Crane US ************* *************************; and

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

              v) at four years from the Effective Date of this Agreement, LGC will pay to Panda and Crane US **********************

              ****************.

            If the Agreement is terminated by Panda and Crane for breach by LGC, any unpaid portion of the License Fee shall be automatically due and payable to Panda and Crane at the time.

            3.02(b) ROYALTIES. In addition to the license fee and as further consideration for the licenses granted in Sections 3.00 and 3.01, LGC will pay to Panda and Crane a total running royalty of ***************** of the Net Sales Price of Licensed Products, with the exception that there will be no royalty on such products sold by LGC to Panda and Crane. A product shall be considered sold at the time of invoicing or shipment, whichever is earlier, or if there is no such invoicing or shipment, in the case of internal use, at the time of such use. LGC will pay all royalties due on a quarterly basis within 30 days from the end of each quarter and has no independent royalty obligation to Crane. LGC will be responsible for all taxes associated with all license fee and royalty payments, and will pay the full license fee and royalty amount due with on deduction for such taxes. All royalties shall be paid in U.S. dollars. In case a conversion from one currency to another is involved in determining a royalty payment, the exchange rate shall be the exchange rate in effect at the Chase Manhattan Bank in New York City on the last day of the applicable quarter. LGC shall keep and maintain complete and accurate records in sufficient detail to enable royalties payable to Panda and Crane hereunder to be determined, and shall permit such records to be inspected during reasonable business hours by a certified public accountant reasonably acceptable to LGC and appointed by Panda and Crane for this purpose. Panda and Crane shall bear the cost and expense of such investigation, unless the accountants determine that LGC's determination of the royalties due and owning to Panda and Crane was incorrect (in LGC's favor) in an amount exceeding five percent of the amount calculated by LGC, in which case LGC shall bear the expense of such investigation. The Royalties and License Fee provided herein are in consideration of the trade secrets, know-how, patent rights, and proprietary information provided by Panda and Crane hereunder, and the ability of LGC to achieve a significant competitive advantage by its early entry into the marketplace due to its access to such intellectual property rights. If Panda and Crane enter into an agreement with a third party with respect to Licensed Product on terms and conditions substantially identical to those applicable to LGC, but with a royalty rate lower than that specified in this paragraph, Crane and Panda agree to execute an amendment to this Agreement whereby the royalty rate payable hereunder is reduced to the royalty rate payable by such third party.

            3.03 PATENTS RELATING TO COMPASS DESIGN. Crane and Panda agree i) to use their best efforts to obtain patents covering the Compass Design; ii) to provide LGC with copies of all pending patent application(s) relating to the Compass Design; and iii) to regularly inform LGC of the status of any pending patent applications covering the Compass Design.

            3.04 COMPASS DESIGN PRODUCTS SOLD TO PANDA BY LGC. The price of Compass Design products sold to Panda by LGC will be specified in a later-executed addendum to this Agreement.

            3.05 GRANTBACK TO PANDA. LGC grants to Panda and Crane a perpetual license under information and inventions, whether patentable or not, related to improvements, modifications, and derivatives of Compass Design products, process, and technologies, including without limitation Compass Design Technology, originated or invented during the term of this License Agreement by employees, agents, contractors, or suppliers of LGC. Such license to Panda and Crane shall be non-exclusive, irrevocable, perpetual, worldwide, and royalty free to make, have made, use, import, sell and otherwise transfer products covered by such information and inventions. Panda and Crane may not sublicense this right granted by this Section 3.05.

CONFIDENTIALITY

            4.00 CONFIDENTIALITY OF PROPRIETARY INFORMATION. Each party agrees that it will not, directly or indirectly, disseminate, disclose or otherwise make available to any third party (including any related company), or reverse engineer, any Proprietary Information, as defined below, of the other parties and will use the same degree of care to prevent disclosure thereof that it uses to protect its own proprietary and confidential information, but in any event a degree of care no less than reasonable. Each party agrees to obligate any Affiliates to abide by this confidentiality obligation. Employees of a party or its Affiliates shall be provided access to Proprietary Information of the other party only on a "need to know" basis and shall be advised of the confidential nature thereof, and shall be bound to protect the confidentiality of such information. The provisions hereof shall survive expiration or termination of this License Agreement for a period of seven (7) years.

            4.01 The foregoing confidentiality restrictions, however, shall not extend to any part of the confidential or proprietary information which:

              (a) was already own to Recipient at the time of disclosure under this Agreement as can be established by written documentation;

              (b) was known or was generally available to the public at the time of disclosure hereunder;

              (c) becomes known or generally available to the public (other than by act of Recipient) subsequent to its disclosure hereunder;

              (d) is disclosed or made available in writing to Recipient by a third party having an apparent bona fide right to do so;

              (e) is independently developed by Recipient without the use of the confidential and proprietary information as can be established by written documentation; or

              (f) is approved for release by the express prior written authorization of the disclosing party.

            4.02 "Proprietary Information" shall mean all information or trade secrets of any description relating to the Compass Design, Compass Design Technology, Crane Patent Rights, and Assembly Equipment developed by, owned, or controlled by any of the parties at any time prior to the termination or expiration of this License Agreement, including but not limited to, the development, selling, marketing, use, properties, structures, compositions, manufacturer quality control of such products or technologies, and including, but not limited in form to, samples, prototypes, data books, manufacturing instructions, drawings, formulae, and customer lists.

REPRESENTATIONS AND WARRANTIES

            5.00 REPRESENTATIONS, WARRANTY, AND DISCLAIMER OF WARRANTIES. Crane and Panda warrant to LGC that they have the lawful right to transfer the Compass Design and Compass Design Technology, and to grant the license as stated in this Agreement.

            5.01 Nothing in this Agreement shall be deemed to be a representation or warranty by Panda or Crane of the validity of any patent or improvements covering the Compass Design. LGC shall defend and indemnify Panda and Crane from and against any damages, liabilities, costs, and expenses, including reasonable attorney's fees and court costs, either: (i) arising out of the manufacture, use, sale, or other transfer of Compass Design Products by LGC or its customers; or (ii) arising out of improvements, modifications, or derivatives of Compass Design Products introduced by LGC or its customers; or
(iii) arising out of injuries or damages caused by Compass Design Products. Panda shall defend and indemnify LGC from and against any damages, liabilities, costs, and expenses, including reasonable attorney's fees and Court costs, either: (i) arising out of the manufacture, use, sale, or other transfer of Assembly Equipment by Panda; or (ii) or arising out of improvements modifications, or derivatives of Assembly Equipment introduced by Panda; or
(iii) arising out of injuries or damages caused by Panda's sale of Assembly equipment.

            5.02 Nothing in this Agreement:

                        i) is a warranty or representation that anything made, used, sold, or offered for sale under any license from Panda, Crane or LGC is or will be free from infringement of patents of third parties;

                        ii) is an obligation to bring or prosecute actions or suits against third parties for patent infringement.

TERMINATION

            6.00 TERMINATION. The term of this Agreement shall commence on the effective Date and terminate ten years from the Effective Date, or at the last to expire of the patents in this Agreement, whichever is longer.

            6.01 This Agreement may be terminated by LGC, Panda or Crane by written notice as provided in Section 7.00 upon breach of any condition of this Agreement by any other party.

            6.02 In the event of a material breach of this Agreement by LGC, Panda or Crane may, in addition to any other remedies that they may have, at any time terminate all licenses and rights granted by them hereunder by not less then thirty (30) days written notice to LGC specifying such breach, unless within the period of such notice, all breaches specified therein shall have been remedied.

            6.03 In the event of a material breach of this Agreement by Panda, LGC may, in addition, to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder (with the exception of those granted under Section 3.05) by not less than thirty (30) days written notice to Panda specifying such breach, unless within the period of such notice, all breaches specified therein shall have been remedied.

            6.04 The work "termination" and cognate words, such as "term" and "terminate," used in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

              i) Panda and Crane's right to receive or recover and LGC's obligation to pay royalties accrued or accruable for payment at the time of any termination;

              ii) Panda and Crane's right to receive or recover and LGC's obligation to pay all or any portion of the Initial Payment at the time of any termination;

              iii) Any cause of action or claim of Panda, Crane, or LGC accrued or to accrue, because of any breach or default by the other party.

            6.05 The parties agree that upon termination or expiration of this License Agreement, LGC shall immediately cease any use or practice of the Compass Design, the Compass Design Technology, or Crane Patent Rights. Upon termination or expiration of this License Agreement, LGC shall, at its own expense, return to Panda and Crane all Proprietary Information of Panda and Crane as soon as practicable after the date of termination or expiration, but in no case later than thirty (30) days after such termination or expiration, including, but not limited to original documents, drawings, computer diskettes, models, samples, notes, reports, notebooks, letters, manuals, prints, memoranda and any copies thereof, which have been received by LGC. All Proprietary Information, shall remain the exclusive property of Panda and Crane during the term of this License Agreement and thereafter. Notwithstanding the above, LGC will not be precluded from practicing any technology which falls into the public domain as the result of the expiration of the relevant patents. After the expiration or termination of this License Agreement, the parties may enter into a know-how and proprietary information license agreement on terms to be agreed upon.

MISCELLANEOUS

            7.00 NOTICES. All notices to, demands, consents, or communications which any party may desire or may be required to give to the other must be in writing and shall be effective upon receipt by the other party after having been sent by registered mail, certified mail, or by facsimile transmission. Receipt shall be presumed on the date of proper transmission as to facsimile transmissions and otherwise within seven (7) days as to notices sent by registered or certified mail.

            7.01 Any notice required or permitted by this Agreement shall be addressed to the Party in question as follows:

             If to Panda:                  If to Crane:

             The Panda Project, Inc.       Stanford W. Crane, Jr.
             901 Yamato Road               3934 Northwest 57th Street
             Boca Raton, Florida  33431    Boca Raton, Florida  33496

             If to LGC:

             LG Cable & Machinery Ltd.
             555, Hogye-dong, Dong an-gu
             Anyang-shi, Kyungki-do 430-080
             Korea

or to such other address or addresses as may from time to time be given in writing by a party to the others pursuant to the terms of this Agreement.

            8.00 LITIGATION. Each of Panda, Crane and LGC shall notify the other in writing as specified in Section 7.00 of any suspected infringement(s) of any patents covering the Compass Design, or improvements thereof or the Assembly Equipment or improvements thereof and shall inform the other parties of any evidence of such infringement(s).

            8.01 RIGHT TO FILE SUIT. Each of Panda, Crane and LGC shall have the individual right to institute suit for infringement(s) of any patents owned by such party which covers the Compass Design, or improvements thereof or the Assembly Equipment or improvements thereof.

            8.02 RECOVERY OF DAMAGES. Panda and Crane shall be entitled to any recovery of damages resulting from a lawsuit brought by Panda or Crane pursuant to Sections 8.00 or 8.01 and LGC shall be entitled to any recovery of damages resulting from a lawsuit brought by LGC pursuant to Section 8.00 or 8.01. If the parties so agree, such recovery of damages may be shared between Panda, Crane, and LGC.

            9.00 ARBITRATION. Any controversy or dispute arising out of or in connection with this Agreements, its interpretation, performance, or termination, which the parties are unable to resolve within a reasonable time after written notice by one party to the other of the existence of such controversy or dispute, shall be finally settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the International Chamber of Commerce in effect on the date hereof. Any such arbitration shall take place in the State of Florida, United States of America.

                The institution of any arbitration proceeding hereunder shall not relieve LGC of its obligation to make payments accrued hereunder pursuant to
Section 3 hereof to Panda and Crane during the continuance of such proceeding. The decision by the arbitrators shall be binding and conclusive upon the parties, their successors, and assigns, and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrators hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court where the arbitration takes place, or any court having jurisdiction.

            10.00 MARKING. LGC shall place in a conspicuous location on all products covered by the Compass Design a patent notice in accordance with 35 U.S.C. 282 for any patents of Panda or Crane covering such products sold by LGC. LGC agrees to mark such products with the number of each patent and, with respect to such patents, to respond to any request for disclosure under 35 U.S.C. 287(b)(4)(B) by only notifying Panda and Crane of the request for disclosure. Additionally, Panda, Crane, and LGC agree to negotiate in good faith to enter into an agreement with regard to the use of trademark(s) on products covered by the Compass Design, and the Compass Design Technology.

            11.00 ASSIGNMENT OF AGREEMENT. Unless authorized in writing in advance by Panda and Crane, LGC shall not have the right to assign this Agreement and the licenses granted herein except in connection with the sale of the entire connector businesses of LGC. Panda may assign this Agreement to any fully or partly owned subsidiary, and Crane may assign this Agreement to any individual related to him, or to any corporation of which he owns 50% or more or controls. Panda may also assign this Agreement as part of an acquisition or sale of assets.

            12.00 SOLE AGREEMENT. This Agreement constitutes and embodies the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes all previous agreements, understandings, negotiations, discussions, offers, and acceptances with respect to such subject matter. This Agreement may not be modified except in writing signed by authorized representatives of both parties and may not be assigned by either party without the written consent of the other, which consent shall not be unreasonably withheld or delayed.

            13.00 SEVERABILITY. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of the Agreement in any other jurisdiction.

            14.00 NO THIRD PARTY BENEFITS. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

            15.00 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida or the United States of America.

            16.00 NO WAIVER. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

            17.00 HEADINGS. Any headings and captions included herein are for convenience of reference only and shall not be used to construe this Agreement.

            18.00 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signature of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

            19.00 AGENCY. This Agreement does not constitute any party hereto the agent of another party for any purpose whatsoever, nor does any party have the right or authority to assume, create, or incur any liability of any kind, express, or implied, against or in the name or on behalf of another party.

            20.00 COOPERATION. Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

            21.00 EXPORTATION OF TECHNICAL INFORMATION. Panda and Crane agree to comply with the laws and rules of the United States Government, and LGC agrees to comply with the laws of the Korean Government, and the United States Government, as may be applicable to LGC in connection with the exportation of products or technical data.

            22.00 In the event that the Korean government requires that it review this Agreement, such review will be the responsibility of LGC, and if any changes or modifications are made in the Agreement as required by the Korean government, Panda will have the right to terminate this Agreement; provided however, if any such changes or modifications are made or required after the execution of this Agreement or the commencement of the license, such termination will not relieve LGC from its obligation to pay the full License Fee required under paragraph 3.02(a) and any accrued Royalty payments required under paragraph 3.02(b).

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers of the respective dates hereinafter set forth.

The Panda Project, Inc.


/s/ STANFORD W. CRANE, JR.
----------------------------
Title: President
----------------------------
Date: 9/30/96
----------------------------


Stanford W. Crane, Jr.


/s/ STANFORD W. CRANE, JR.
----------------------------
Date: 9/30/96
----------------------------
LG Cable & Machinery Ltd.


By: Moon Ku Kwon
----------------------------
Date: 9/30/96
----------------------------